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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Definitive Additional Materials

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Soliciting Material Pursuant to §240.14a-11(c) or
§240.14a-12

 TENET HEALTHCARE CORPORATION
(Name of Registrant as Specified In Its Charter)

 TENET SHAREHOLDER COMMITTEE,
L.L.C.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1)
Title of each class of securities to which transaction applies:

 ____________________________________________________________________________________

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[Letterhead of M. Lee Pearce, M.D.]

July 14, 2000

BY OVERNIGHT COURIER

Mr. Jeffrey C. Barbakow

Chairman and Chief Executive Officer

Tenet Healthcare Corporation

3820 State Street

Santa Barbara, CA 93105

      Re: Tenet Healthcare Corp. (the “Company”)

Dear Mr. Barbakow:

      As the beneficial owner of 250,042 shares of Tenet Healthcare, I am very concerned about the future of the shareholders’ investment in Tenet and your role, as a Director, in protecting the investment of all Tenet shareholders.
You are undoubtedly aware that, by letter dated July 5, 2000, I nominated an alternate slate of candidates for election to the Company’s Board of Directors at this year’s annual meeting of stockholders. A copy of the nomination letter is attached.

      Before we begin to communicate our views to other shareholders, and in no event later than July 24, 2000, I propose a meeting with members of the Board to discuss the possibility of instituting significant changes to improve the
Company’s operations and maximize value for all shareholders.

      The initial concerns that prompted my nominations to the Board fall into three general categories:

      (1) the Company’s precarious and inadequately disclosed financial position;

      (2) Tenet’s bloated corporate staff and its exorbitant executive compensation; and

      (3) the directors’ disregard for shareholder interests.

      We believe the outcome of this year’s Board elections will turn on these issues unless the current directors and senior management take definitive steps to address them before the next shareholders meeting.

Appalling Financial Performance

      Our foremost concern is the Company’s precarious and inadequately disclosed economic condition. Under your stewardship, Tenet’s financial performance has been and continues to be substantially worse than its peers by almost every measure. In many respects, the Company is the industry’s worst performer and is in economic distress. In particular:

•

        Tenet had the worst return on assets in fiscal years ended May 31,
1997, 1999, and is on track to repeat this feat in fiscal 2000.

•

Tenet’s 1999 return on equity was the industry’s lowest.

•

        Tenet’s profit margins for earnings before interest, taxes, depreciation and amortization (“EBITDA”) have declined every year since peaking at 19.8% in fiscal 1996.

•

        Tenet’s leverage is the highest in the industry. From fiscal 1995 through fiscal 2000 (estimated), Tenet has maintained the industry’s highest level of debt to equity. Tenet did so even though Mr. Barbakow announced plans, in 1995, to reduce the debt to equity ratio to 1 to 1 without selling assets. (WSJ, 3/1/95). In fiscal 1999 the Company reported debt of 1.66x equity, compared to 1.15x equity for the industry’s largest company, HCA.

•

        For the same period (1995 to 2000 (estimated)), Tenet has also had the highest level of debt to EBITDA. After reaching a low of 2.96x
EBITDA in fiscal 1996, this ratio has risen steadily under Mr.
Barbakow’s management to 3.46x EBITDA in fiscal 1999. We estimate the total debt/EBITDA for fiscal 2000 will once again be the industry’s highest, even after the Company sold 17 hospitals.

•

        As a result of Tenet’s heavy leverage, interest coverage
(EBITDA/interest) is the industry’s lowest. Tenet covered interest by just 3.8x EBITDA in fiscal 1999, compared to 4.7x for Quorum, over 6x for HCA, nearly 10x for Universal Health and 43x for Health Management
Associates.

•

        Tenet’s long-term debt is not investment grade and the average cost of its long-term debt is the industry’s highest. Since fiscal 1997, the fourth year of Mr. Barbakow’s reign, Tenet’s cost of its long term debt has been the industry’s highest. In fiscal 1999, Tenet has paid an average of 7.90% on its debt, compared to 7.14% for HCA and 6.36%
for Universal Health. Tenet’s cost of debt was 0.76% higher than
HCA’s. That difference cost Tenet approximately $47 million more in interest cost in 1999.

•

        Since fiscal 1994, Tenet has written off more than $2.04 billion after tax, an amount exceeding the total equity turned over to the current management team in 1993.

•

        Cash flow from operations for Tenet is the lowest in the industry as a percent of revenue. After capital expenditures, Tenet produces almost no free cash. “Tenet, unfortunately, has not generated any free cash flow over the last four years . . . .” (Wall Street

        Transcript, 7/3/2000). In fiscal 1998 and 1999, the Company actually had negative cash flow after capital expenditures. Tenet produces less free cash than any of its peers.

•

        Part of the reason for the lack of cash generation is poor accounts receivable management. Over the past three-plus years (fiscal 1997-Q3 of 2000), Tenet has seen its accounts receivable days increase by 25.5 days. For a company with $11.4 billion in revenue, 25.5 days equate to a cash need of about $800 million. At Tenet’s average borrowing cost of 7.9%, this increase costs shareholders roughly $38 million after tax, or $0.12 per share in annual earnings.

•

        Given Tenet’s appalling financial performance, how will our Company deal with its contingent liabilities? We believe that the Company has significant potential legal liabilities requiring it to spend $60 million annually on 700 outside law firms in addition to some 28 internal lawyers. (House Counsel, “Code Blue, GC Christi Sulzbach
Applies ER Techniques to Help Revive Tenet Healthcare,” May/June 2000).

•

        Among the hundreds of cases pending against the Company, is United
States ex rel Scott v. Tenet, et al., in which the relator, a former federal prosecutor, is seeking $150 million for allegedly defrauding
Medicare, creating false mortality studies, and falsifying death certificates.

•

        Tenet is the subject of other investigations. HHS/OIG
investigations into compensation paid for physician practices appear to be ongoing in multiple jurisdictions. What is the status of these investigations? Is it because of the pendency of governmental investigations that Tenet has been so slow to unwind the physician contracts that are causing the company to lose approximately $100 million per year? What other material litigation and investigations threaten our company? What reserves has Tenet created to address these contingencies?

      Before taking our concerns to other shareholders, we would like to meet with the Tenet Board to set forth our concerns in greater detail and enter into a dialogue with the Board concerning the significant changes needed to address the dire economic issues facing Tenet.

Exorbitant Executive Compensation and Bloated Management

      Given the Company’s poor performance, we are greatly concerned about the exorbitant executive compensation at Tenet. Mr. Barbakow’s 1999 compensation was $22.5 million. (L.A. Times, 7/5/2000). In contrast, HCA’s CEO elected to serve for the cost of benefits only. Quorum’s and Health Management
Associates’ chief executives receive just a fraction of the amount paid to Mr.
Barbakow. When Aetna terminated Richard Huber, Aetna under his leadership had not performed as badly as Tenet has performed under Mr. Barbakow’s management.
(WSJ, 4/6/2000).

      In considering Mr. Barbakow’s compensation, Tenet shareholders must also take into account the financial and business costs of maintaining Tenet’s headquarters in Santa Barbara, an affluent coastal enclave where Mr. Barbakow and other senior managers reside. That decision not only necessitates that
Tenet maintain an expensive and otherwise unnecessary “private air force” but also isolates senior management from Tenet’s real operations and contributes to the appalling financial performance recited above.

      The Company has a bloated management structure, in part no doubt because of its absentee senior management. Tenet employs 11 management/support personnel per hospital, about 57% more than HCA which employs only 7 management/support personnel per hospital. Tenet also employs 968 people per hospital, about 19% more than the 812 persons per hospital employed by HCA.
Other hospital companies have placed their headquarters in Midwestern cities where tested and experienced hospital company managers are more readily available and where hands-on oversight of hospital properties is feasible and far less expensive.

      The Board should have concrete plans for addressing these indefensibly high expenses. At our meeting, we would like to discuss an across-the-board reduction in executive compensation, financial incentives to promote better management, such as tying executive compensation to the Company’s real economic performance, relocation of the corporate headquarters, reduction of excessive corporate staff, and other cost containment initiatives.

Disregard for Shareholder Interests

      Another critical issue is the directors’ and management’s apparent disregard for shareholder interests. At the last two annual shareholders meetings, the shareholders overwhelmingly voted to recommend that the Board eliminate the staggered system of electing directors. Yet the Board has, twice, defiantly refused to follow the shareholders’ directive to take action to declassify itself. How can the directors who own less than 0.5% of the
Company’s outstanding common stock defy the wishes of the vast majority of
Tenet’s shareholders? Compounding the problem is the fact that the Company is still incorporated in Nevada, where shareholder rights are minimal, and that supermajority voting requirements entrench Board incumbents and make change difficult. Research suggests that companies with good corporate governance are more attractive to investors and that companies incorporated in Delaware enjoy enhanced value. (WSJ, 2/28/2000 and 6/19/2000).

      Our meeting must therefore include discussion of amending the Charter and
By-Laws to eliminate the staggered Board and reincorporating the Company in
Delaware, where shareholders have reasonable rights.

      Fundamental changes in the way the Company conducts business are long overdue. Tenet is the nation’s second largest acute care hospital company, with 112 hospitals and annual revenue in excess of $11 billion. Yet despite this strong market position, and the longest bull market in American history,
Tenet shareholders who purchased shares in Tenet’s April 17, 1997 secondary offering at $26.50 per share have seen only a miniscule appreciation (32¢ per share as of the close on July 13, 2000) in their investment in three years.

      There is enormous hidden value in Tenet. The concerns outlined above, while of the critical importance, are by no means exhaustive. We believe that our concerns are and will be shared by most other Tenet shareholders, and we will act for their collective benefit. Under no circumstances are we interested in, nor will we accept, any compensation not offered equally to all other shareholders. We look forward to meeting with you by July 24, 2000 to discuss these shareholder issues and our proposals for addressing them. Please advise us no later than 3pm EDT on July 20 whether and where you will meet with
us.

      Since I am currently traveling, please advise my counsel, Robert B. McCaw of Wilmer, Cutler & Pickering whether and when we can meet. He may be reached by telephone at (212) 230-8810 or fax at (212) 230-8888.

Very truly yours,

M. Lee Pearce, M.D.

cc: All Directors

[Letterhead of M. Lee Pearce, M.D.]

August 1, 2000

By Facsimile and Federal Express

Mr. Maurice J. DeWald

Board of Directors

Tenet Healthcare Corporation

3820 State Street

Santa Barbara, CA 93105

Dear Mr. DeWald:

      Thank you for coming to Miami to meet with me, Michael Gallagher and Gary
Cripe. At that meeting we set forth our view that the Board of Tenet
Healthcare Corporation should immediately take the following steps:

•

Engage in a comprehensive program to improve cash flow;

•

        Reduce debt and take appropriate steps to improve the
Company’s debt to investment grade;

•

        Reorganize the Company into a flat, customer
responsive, efficient structure;

•

        Reevaluate the Santa Barbara headquarters location and
the need for a fleet of private aircraft;

•

Reincorporate in Delaware;

•

Eliminate the staggered system for electing directors;

•

Expand the Board to 15 directors and add our slate of 4 directors to the Board;

•

Appoint a non-executive chairman;

•

        With the exception of the CEO, remove management, past
and present, from the Board; and

•

        Have “fraud & abuse” compliance report directly to
Audit Committee.

      We also renewed our request to meet with the full Tenet Board.

      We look forward to your
response.

          Sincerely

          M. Lee Pearce, M.D

cc: All Directors

     David L. Dennis

     Christi R. Sulzbach, Esq.

[Letterhead of M. Lee Pearce, M.D.]

August 4, 2000

VIA FEDERAL EXPRESS

Mr. Jeffrey C. Barbakow

Chairman and Chief Executive Officer

Tenet Healthcare Corporation

3820 State Street

Santa Barbara, CA 93105

      Re: Tenet Healthcare Corporation (the “Company”)

Dear Mr. Barbakow:

      At the July 31, 2000 meeting with Maurice DeWald, David Dennis, and
Christi Sulzbach we requested an explanation as to why the Company has failed to comply with the federal securities law obligation to report separately on each segment of its business qualifying as an identifiable operating segment.
We referred in particular to Tenet’s disastrous investment in physician practices. This letter explains the reasons for that request and describes why the shareholders are legally entitled to such “operating segment” disclosure of the Company’s physician practice business.

      Under Item 101(b) of Securities Act Regulation S-K and Statement of
Financial Accounting Standards (“SFAS”) No. 131, public companies must disclose separate financial and descriptive information about their reportable
“operating segments.” Separate disclosure is required when a component of an entity:

      (a) engages in business activities from which it may earn revenues and incur expenses;

      (b) has operating results that are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and to assess its performance; and

      (c) has discrete information available about it. From a quantitative standpoint, if an operating segment’s reported revenue, absolute reported profit or loss, or assets equal 10 percent or more of the combined entity, the enterprise must report the information required by SFAS No. 131 separately.

      In its filings with the SEC, Tenet has maintained that “the Company’s provision of health care through its domestic general hospitals, physician practices, and related health care facilities comprises a single reportable operating segment under [SFAS No. 131].” (Form 10-

K, filed Aug. 26, 1999.) That position, however, is contradicted by the Company’s own public filings, which reveal that the physician practice business:

      (a) engages in revenue-producing activities;

      (b) is reviewed regularly by management; and

      (c) is supported by discrete financial information —all of which indicate that Tenet’s physician practices should be reported as a separate operating segment.

      First, the Company’s filings make it unequivocally clear that management thinks of its physician practice operations as a separate business. Tenet’s filings are replete with descriptions of the physician practices as a
“business.” (See, e.g., Rule 424(b)(3) Prospectus to Registration on Form S-4,
filed May 4, 2000; Form 10-K, filed Aug. 26, 1999; Form 10-K, filed Apr. 28,
1999; Form S-4, filed Apr. 23, 1999.)

      Second, the Company’s 1999 annual report makes clear that the physician practice operations produce substantial revenue. From 1997 to 1999, according to the report, Tenet’s increases in “net operating revenues” from other operations were “primarily the result of new physician practices acquired as part of hospital acquisitions.” (Form 10-K, filed Aug. 26, 1999.)

      Third, the physician practice business is regularly reviewed by Tenet’s top management. The 1999 annual report gives a detailed description of management’s involvement with and plans for the physician practices:

        The Company is in the process of reevaluating its physician strategy in every one of its markets and is developing plans to allow a significant number of its existing contracts to
expire. Such plans could result in a decision to exit the
physician practice business during fiscal 2000. The Company
would expect to incur significant charges on the disposal of this business, including estimated operating losses during
the phase out period, if it decides to exit the business
entirely. . . . Such charges may require significant cash
expenditures as contract settlements with physicians and
physician groups are made. The benefits of such a strategy,
which could be significant, would not be expected to occur
until fiscal 2001 and beyond.

(Id.) Management’s belief that the Company’s physician practice business could be readily separated from its other businesses lends further support to the notion that the physician practice business should be reported as a separate operating segment.

      Fourth, the Company’s physician practice business is supported by discrete financial information. In two recent disclosures, the Company stated that the physician practice

business has “not been profitable.” (Id.; Form 10-Q, filed
Apr. 13, 2000.) Although those disclosures fail to identify the extent of the losses suffered, they confirm information revealed by Tenet executives in recent investor presentations that the Company has lost $100 million per year on the physician practices —certainly a material amount.

      The impairment charges and write-offs taken by the Company since fiscal
1997 also support both the existence of discrete information and the materiality of information about the physician practice business. In particular:

•

        The Company recorded $177 million (Form 10-Q, filed Apr. 13, 2000)
of “impairment and unusual charges” in fiscal 2000 relating to its decision to terminate physician employment and management agreements
“as part of its strategy to reduce losses from its physician practice operations.” (Press Release, March 31, 2000.)

•

        Tenet took charges of $38 million (equivalent to 8% of its pre-tax income of $474 million) in fiscal 1999 for the impairment of “property, equipment and goodwill at 20 physician practices and other ancillary health care businesses.” (Form 10-K, filed Aug. 26, 1999.)

•

        In fiscal 1998, the Company wrote off $41 million in goodwill and other assets relating to its physician practices (equivalent to 6% of the Company’s pre-tax income of $647 million). (Id.)

•

        In fiscal 1997, Tenet wrote off $60 million in “goodwill and other long-lived assets of physician practices not deemed to be fully recoverable,” and $18 million for “a restructuring of physician practices, including severance for the physicians, write-offs of computer equipment and software, physician contract terminations and the costs to reorganize regional management service organizations.”
(Id.) The 1997 charges totaled $78 million, an amount exceeding the
Company’s pre-tax profits for that year.

      Given the magnitude of the above charges and write-offs, there is reason to question management’s position that “the net operating revenues and operating losses from [the physician practice business] activities have not been material.” (Form 10-Q, filed Apr. 14, 2000.)

      The SEC’s Division of Corporation Finance recently underscored the importance of segment reporting in its June 30, 2000 publication of “Current
Accounting and Disclosure Issues,” stating, “[i]f the chief operating decision maker [of a company] receives reports of a component’s operating results on a quarterly or more frequent basis, the staff may challenge [the company’s]
determination that the component is not a segment for purposes of    SFAS
131 . . . .” The purpose of segment reporting is to increase investor awareness and knowledge by giving investors access to substantially the same information used by a company’s chief operating decision makers to evaluate segment performance and resource allocation.

      By failing to report on its physician practice business as a separate operating segment, Tenet’s management has frustrated that purpose and has interfered with the ability of shareholders to evaluate their exposure from that component of the Company’s operations. The Company has kept the market and shareholders in the dark about the value and wisdom of Tenet’s strategy of investing in physician practices.

      Management’s disregard of segment reporting requirements also raises concerns about regulatory liability. Under similar circumstances, the SEC sanctioned Sony for filing disclosures that improperly treated its music and motion picture businesses as a single operating segment. See In the Matter of
Sony Corporation, Exchange Act Release No. 34-40305, 67 SEC Docket 1609-25
(Aug. 5, 1998). The SEC found that consolidated treatment of such distinct industry segments misleadingly obscured the nature and extent of the losses sustained by Sony’s motion picture unit, and imposed a $1 million civil penalty on Sony for violating Section 13(a) of the Exchange Act. See id.; SEC v. Sony
Corp., Civ. A. No. 1:98CV1935, Settled Complaint (D.D.C. Aug. 5, 1998).

      Finally, we were troubled by the Company’s response when we inquired about segment reporting at our July 31 meeting. The response compared the physician practice business to the hospital custodians; we were told that the physician practice business was no more a separate segment than were the custodians. We believe the comment is indicative of a negative attitude toward physicians that is the cause of many of Tenet’s difficult relationships with physicians that have adversely affected the Company’s business performance and the quality of patient care.

      Tenet is scheduled to file its Form 10-K for the fiscal year ending May
31, 2000 this month. Before the directors accept personal responsibility by signing the form, we believe they should require management to provide segment reporting for all components of Tenet that satisfy SFAS No. 131. This applies in particular to the physician practice business for fiscal 2000 and earlier periods.

          Very truly yours,

          M. Lee Pearce, M.D

cc: All Directors

      David L. Dennis

      Christi R. Sulzbach

      (all by Federal Express)